EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The Significant subsidiaries of Sears, Roebuck and Co., the names under which such subsidiaries do business, and the states or countries in which each was organized, were as follows as of December 30, 2000:

Names                                                                                                                                                Place of Organization

Consolidated Subsidiaries:
Sears Canada Inc.                                                                                                                           Canada
     Sears Acceptance Company Inc.                                                                                            Canada
Sears Logistics Services, Inc.                                                                                                       Delaware
Sears National Bank                                                                                                                       United States
SRFG, Inc.                                                                                                                                         Delaware
Sears Roebuck Acceptance Corp.                                                                                               Delaware

103 other companies                                                                                                                       Various

The Company owns 20% to 50% of the outstanding voting securities of 35 companies, which are accounted for on the equity method.

The Company has investments in a number of other corporations representing substantial percentages (but not more than 20 percent) of their outstanding capital stock. The Company disclaims control of any such companies.